EXHIBIT 12.1



                     The Coca-Cola Company and Subsidiaries
               Computation of Ratios of Earnings to Fixed Charges

                          (IN MILLIONS EXCEPT RATIOS)



                                                           Year Ended December 31,
                                              ------------------------------------------------
                                                 2001      2000      1999      1998      1997
                                              ------------------------------------------------

Earnings:

 Income from continuing operations
   before income taxes and changes
   in accounting principles                   $ 5,670   $ 3,399   $ 3,819   $ 5,198   $ 6,055


 Fixed charges                                    327       489       386       320       300

 Less: Capitalized interest, net                   (8)      (11)      (18)      (17)      (17)

       Equity income or loss,
        net of dividends                          (54)      380       292        31      (108)
                                              ------------------------------------------------

   Adjusted earnings                          $ 5,935   $ 4,257   $ 4,479   $ 5,532   $ 6,230
                                              ================================================

Fixed charges:

 Gross interest incurred                      $   297   $   458   $   355   $   294   $   275

 Interest portion of rent expense                  30        31        31        26        25
                                              ------------------------------------------------

   Total fixed charges                        $   327   $   489   $   386   $   320   $   300
                                              ================================================

   Ratios of earnings to fixed charges           18.1       8.7      11.6      17.3      20.8
                                              ================================================



The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $436 million, of which $10 million related to the Company's equity investee bottlers. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.
